                                                                    EXHIBIT 8.4


                   [KING, LEBLANC & BLAND, L.L.P. LETTERHEAD]


                              November ____, 1999


Trust Management, Inc.
210 West Sixth Street
Suite 605
Fort Worth, Texas 76102
Attention:        Mr. Robert Finley

         Re: Transition Auto Finance III, Inc.; Public Offering of Asset-Backed Fixed Rate Notes

Ladies and Gentlemen:

         This firm has served as special counsel to Transition Leasing Management, Inc. ("Transition Leasing"), a Texas corporation, its wholly-owned subsidiary, Transition Auto Finance III Inc. ("TAF III"), a Texas corporation, and Transition Auto Finance III of LA, L.L.C. ("TAF III LA"), a Louisiana limited liability company whose sole member is TAF III (TAF III and TAF III LA are collectively referred to as the "Company") in connection with the TAF III's registration on Form SB-2 (the "Registration Statement") of up to $20,000,000 of its 11% Secured Notes (the "Notes") pursuant to the Securities Act of 1933, as amended, and certain state securities laws. In connection with this registration, the Indenture dated __________, 1999 (the "Indenture") between the Company and Trust Management, Inc. (the "Trustee") requires that an opinion with respect to certain matters relating to the security interests securing the Notes granted under the Indenture be delivered to you as Trustee under the Indenture. Except as otherwise expressly provided in this opinion letter, capitalized terms defined in the Indenture are used in this opinion letter as defined in the Indenture.

         A.       DOCUMENTS EXAMINED.

         For purposes of rendering this opinion letter, this firm has examined, considered and relied upon the following:

         1. The Prospectus contained in the Registration Statement (the "Prospectus") with respect to the Offering;

         2.       The Indenture which has been signed by the Company;

         3. A Certificate (the "Certificate") of an officer of Transition Leasing and the Company certifying as to the description of the Company's intended method of operation;

Trust Management, Inc.
November __, 1999
Page 2

         4. Such other documents and instruments and other matters of fact and law that this firm considered necessary or appropriate for the expression of the opinions contained herein.

         B.       THE TRUST ESTATE.

         A security interest securing the Notes is granted under the Indenture in and to the Trust Estate. The Trust Estate consists of the following properties, assets and items: (a) all Contracts acquired by the Company, together with all related Contract Documents, and all payments or instruments paid on account of such Contracts whenever received, and all other proceeds (cash or non-cash) received in respect of such Contracts, (b) the Servicing Agreement, (c) the Operating Account, (d) the Sinking Fund Account, including all Eligible Investments therein and all income from the investment of funds therein, (e) the Master Collection Account, (f) all Leased Vehicles, together with any repossessed or returned Leased Vehicles (including any Leased Vehicle returned upon termination of its Contract), and (g) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property, including, without limitation, all Net Liquidation Proceeds and Insurance Proceeds.

         C.       OPINION.

         Based solely upon our examination and consideration of, and reliance on, the documents, instruments and other matters listed and described in SECTION A above, and subject to the comments, assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. Under Section 9-203(1) and (2) of the Louisiana Uniform Commercial Code (the "UCC"), a security interest (a) attaches when it becomes enforceable against the debtor with respect to the collateral, and (b) becomes enforceable against a debtor when the debtor has signed a security agreement which contains a description of the collateral, value has been given, and the debtor has rights in the collateral. The Indenture is a security agreement which contains a description of the collateral. As a result of the execution of the Indenture by the Company and the Trustee, value has been given for purposes of Sections 1-201(44) and 9-203(1)(b) of the UCC. The security interests granted under the Indenture will attach to the Trust Estate as and when the Company acquires rights in the Trust Estate.

         2. The following procedures must be followed in order to perfect the security interests granted under the Indenture in and to each of the respective types or items of collateral included in the Trust Estate:

                  (a) A UCC-1 financing statement (the "Financing Statement") signed by the Company, naming the Trustee as the Secured Party and describing the properties, assets and items included in the Trust Estate in the description of

Trust Management, Inc.
November __, 1999
Page 3


                           the type or items of property covered by the Financing Statement must be filed in the office of the recorder of mortgages of Orleans Parish, Louisiana or in the office of the clerk of court of any other parish in Louisiana.

                  (b) The Leased Vehicles will be titled motor vehicles (automobiles, motorcycles, and trucks) subject to La. R.S. 32:701, et. seq. Pursuant to Section 9-302(1) of the UCC, a financing statement must be filed to perfect a security interest in a titled motor vehicle. Section 9-402(c) of the UCC requires that the financing statement state the vehicle's year of manufacture, make, model, body style, and manufacturer's serial or other identification number. Section 9-401(1)(a) of the UCC, requires that when the collateral is a titled motor vehicle not held as inventory for sale or lease, the financing statement must be filed with the Department of Public Safety and Corrections, Office of Motor Vehicles. Pursuant to the Indenture and the Custodial Agreement, the Trustee will have and maintain actual possession of the certificate of title for each Leased Vehicle.

                  (c) The Contracts will be leases of automobiles, motorcycles and trucks owned by the Company. Section 9-105(1)(b) of the UCC defines leases like the Contracts as "chattel paper." Section 9-304(1) of the UCC provides that a security interest in chattel paper may be perfected by filing a financing statement, and Section 9-305(1) of the UCC provides that a security interest in chattel paper may also be perfected by the secured party taking possession of the chattel paper. The Financing Statement to be filed in accordance with paragraph 2(a) of this SECTION C must include the Contracts in the description of the type or items of property covered by the Financing Statement. Pursuant to the provisions of the Indenture, the Trustee will maintain actual possession of the Contracts pursuant to the Indenture and the Custodial Agreement.

                  (d) The Servicing Agreement is a contractual agreement and is considered a "general intangible" under
                           Section 9-106 of the UCC. Security interests in general intangibles are perfected by filing in the office of the recorder of mortgages of Orleans Parish, Louisiana or the office of the clerk of court of any other parish in Louisiana, a financing statement signed by the debtor and including the general intangibles in the description of the collateral. The Financing Statement to be filed in accordance with paragraph 2(a) of this SECTION C must include the Servicing Agreement in the description of the type or items of property covered by the Financing Statement.

                  (e) The Operating Account, the Sinking Fund Account and the Master Collection Account are deposit accounts. Under Section 9-103(7) of the UCC, the law (including the conflict of law rules) of the jurisdiction in which the depository

Trust Management, Inc.
November __, 1999
Page 4

                           of a deposit account is located governs the perfection and effect of perfection or nonperfection of a security interest in a deposit account. The Operating Account, the Sinking Fund Account and the Master Collection Account will be established at Texas Community Bank located in Texas. The law (including the conflict of law rules) of Texas governs the perfection and effect of perfection or nonperfection of a security interest in these deposit accounts, and we express no opinion as to Texas law.

                  (f) The proceeds of the items included in the Trust Estate which are described in subparagraphs (b),
                           (c), (d) and (e) of this Paragraph 2 that are subject to perfection by filing under the UCC are subject to the provisions of Section 9-306 of the UCC, and the Trustee's security interest and lien in such proceeds will be perfected if the interest in the underlying collateral was perfected, subject to
                           Section 9-306 of the UCC.

         3. Under Section 9-303(1) of the UCC, a security interest is perfected when it has attached and when all the applicable steps required for perfection have been taken. Subject to the satisfaction of the requirements described in paragraph 1 of this SECTION C regarding the attachment of the security interests granted under the Indenture in and to the Trust Estate, (a) the filings and actions described in paragraph 2 of this Section C will provide for the perfection of the security interests granted under the Indenture in and to the Trust Estate, and (b) except as may be required under Texas law to perfect the Trustee's security interest in the Accounts held at Texas Community Bank located in Texas, as to which requirements we express no opinion, no filings in any jurisdiction, other than the filing described in paragraph 2 of this SECTION C, or any actions other than the actions described in paragraph 2 of this SECTION C, will be necessary to perfect the security interests of the Trustee granted under the Indenture in the Trust Estate, as constituted as of the date of this opinion letter, as against any third parties.

         D.       COMMENTS, ASSUMPTIONS, LIMITATIONS, QUALIFICATIONS AND
                  EXCEPTIONS.

         The opinions expressed in SECTION C above are based upon and subject to, the following comments, assumptions (with respect to which we have no knowledge to the contrary), limitations, qualifications and exceptions:

         1. We have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to us as copies, the authenticity and completeness of the originals of such latter instruments and the correctness of all statements of fact, including, without limitation, all representations and warranties, contained in all documents, certificates or records that we have examined.

Trust Management, Inc.
November __, 1999
Page 5

                  Additionally, we have assumed that the Trustee is authorized and empowered to execute the Indenture and to enter into the transactions contemplated by the Indenture. We have assumed the existence, good standing, power and authority of each party to the documents submitted to us. We have assumed the due authorization, execution and delivery of all such documents by all parties thereto, and the authority and legal capacity of all persons executing such documents on behalf of such parties, and that such documents are legal, valid and binding agreements of and enforceable against such parties in accordance with their respective terms.

         2. We have assumed that all certifications, representations and warranties of the Company set forth in the Indenture are true and correct, and have relied on these certifications, representations and warranties in rendering the opinions expressed in this opinion letter.

         3. We have assumed that each of the parties to the Indenture and all other agreements, instruments and documents described in SECTION A above which we have reviewed (collectively, the "Reviewed Documents") will perform, comply with, or otherwise satisfy, their respective obligations with respect to the transactions evidenced and contemplated by the Reviewed Documents.

         4. We have assumed that none of the Reviewed Documents contains any untrue statement of fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the parties to any of the Reviewed Documents has made or taken any false, fraudulent, misleading or deceptive statements or actions, or has otherwise, by act or omission, done or permitted to be done, anything false, fraudulent, misleading or deceptive in connection with the execution and delivery of the Reviewed Documents or the consummation of the transactions evidenced and contemplated by the Reviewed Documents.

         5. In rendering the opinions set forth above, (a) we have undertaken no detailed or complete investigation of the books, records and affairs of the Company, (b) we have acted solely on the basis of the matters on which we have been engaged by the Company and on representations made to us by the Company, and (c) we have relied upon our inquiry with representatives of the Company and the certifications, representations and warranties of the Company set forth in the Reviewed Documents and have made no review or search of the records of any state or federal court in which any proceedings may be pending for the termination, dissolution or annulment of the Company. This firm has made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished to us.

Trust Management, Inc.
November __, 1999
Page 6


         6. This firm's engagement by Transition Leasing and the Company is limited to acting as special counsel to Transition Leasing and to the Company in connection with this matter. Consequently, there may exist matters of a factual or legal nature involving Transition Leasing or the Company in connection with which this firm has not been consulted and has not represented Transition Leasing or the Company.

         7.       We express no opinion as to:

                  (a)      The enforceability of provisions which purport to
                           (1) restrict transfer of title to (or any further security interest or lien on) the properties, assets and items comprising the Trust Estate (except to the extent that the breach of a covenant prohibiting such restrictions would constitute an Event of Default); (2) restrict access to legal or equitable remedies; (3) affect jurisdiction or venue, or (4) waive any rights or notices which cannot be waived under applicable law;

                  (b) The enforceability of (1) provisions relating to self help, subrogation or similar rights, delay or omission of enforcement of rights or remedies, waiver of defenses or remedies, marshaling of assets or severability; or (2) the designation of Texas law as governing the Operative Documents;

                  (c) The value, ownership, status of title to or accuracy of any description of any of the properties, assets and items comprising the Trust Estate;

                  (d)      Securities or Blue Sky laws.

                  (e)      State or local tax laws.

         8. The validity and enforceability of the Reviewed Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, probate, conservatorship and other laws (including court decisions) now or hereafter in effect and affecting the rights of creditors generally and by general principles of equity (regardless of whether such validity and enforceability is considered in a proceeding at law or in equity). We express no opinion as to whether a court would grant specific performance or any other equitable remedy.

         9. The opinions expressed in this opinion letter are limited to the laws of the State of Louisiana. This opinion letter is strictly limited to the matters expressly stated in this opinion letter and no other or more extensive opinion is to be inferred or may be implied beyond the matters expressly stated in this opinion letter. This opinion letter is limited to the matters stated in this opinion letter and no opinions may be implied or inferred beyond the matters expressly stated in this opinion letter.

Trust Management, Inc.
November __, 1999
Page 7

         10. The opinions expressed in this opinion letter are made as of the date of this opinion letter, and this firm assumes no obligations to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to its attention or any changes in law that may hereafter occur.

         11. This opinion letter is being delivered to the Trustee for the sole use and benefit of the Trustee in connection with the Indenture and may be relied upon by the Trustee, the Trustee's legal counsel and the Noteholders. This opinion letter may not be relied upon in any manner by any person other than as expressly provided in this opinion letter. Except with our prior written consent or as otherwise expressly provided in this opinion letter, the opinions expressed in this opinion letter are not to be used, circulated, quoted or otherwise referred to, in whole or in part, in connection with any transaction other than that contemplated by the Indenture, or by or to any other person.


                                            Very truly yours,



                                            KING, LEBLANC & BLAND, L.L.P.